Exhibit 99.1

GAP INC. REPORTS JANUARY SALES UP 11 PERCENT;

COMPARABLE STORE SALES UP 3 PERCENT

Company Expects to Report Fourth Quarter Earnings Per Share of $0.36 to $0.37

SAN FRANCISCO – Feb. 5, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $939 million for the four-week period ended Jan. 31, 2004, which represents a 11 percent increase compared with net sales of $846 million for the same period ended Feb. 1, 2003. The company’s comparable store sales for January 2004 increased 3 percent, compared with a 16 percent increase in January 2003.

Comparable store sales by division for January 2004 were as follows:

•	Gap U.S.: positive 6 percent versus positive 7 percent last year

•	Gap International: negative 2 percent versus positive 18 percent last year

•	Banana Republic: negative 1 percent versus positive 11 percent last year

•	Old Navy: positive 3 percent versus positive 27 percent last year

“Total company sales for January were in-line with our beginning of month expectations, and we sold through inventory at expected levels,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “Post-holiday sales strategies in each of our brands effectively cleared merchandise in preparation for spring. In addition, regular price selling was up year over year, supported by disciplined inventory management and strong customer response to Spring product.”

Fourth Quarter Sales Results

For the 13 weeks ended Jan. 31, 2004, sales of $4.9 billion represent an increase of 5 percent compared with sales of $4.7 billion for the same period ended Feb. 1, 2003. The company’s fourth quarter comparable store sales increased 3 percent compared with an increase of 8 percent in the fourth quarter of the prior year.

Comparable store sales by division for the fourth quarter were as follows:

•	Gap U.S.: positive 2 percent versus positive 4 percent last year

•	Gap International: negative 2 percent versus positive 6 percent last year

•	Banana Republic: positive 9 percent versus positive 5 percent last year

•	Old Navy: positive 4 percent versus positive 14 percent last year

Year-to-date net sales of $15.9 billion for the 52 weeks ended Jan. 31, 2004, represent an increase of 10 percent over net sales of $14.5 billion for the same period ended Feb. 1, 2003. The company’s year-to-date comparable store sales increased 7 percent compared with a decrease of 3 percent in the prior year.

Guidance on Fourth Quarter Earnings

The company expects to report fourth quarter earnings per share of $0.36 to $0.37. This range includes combined costs of about $0.02 per share related to debt repurchase during the quarter and the company’s decision to exit Germany. The company has reduced its outstanding debt by about $140 million through open market repurchases made during the fourth quarter of 2003.

In a separate release issued today, Gap Inc. announced its plans to sell its Gap brand operations in Germany, effectively exiting the market as of Aug. 1, 2004. The company said its decision to exit its wholly owned operations in Germany is part of a strategic move to focus resources on stronger international growth opportunities. The German market represents the company’s smallest international business and, with only 10 store locations, accounts for well under 1 percent of total company sales.

As of Jan. 31, 2004, Gap Inc. operated 4,147 store concepts compared with 4,252 store concepts last year. The number of stores by location totaled 3,022 compared with 3,117 stores by location last year.

Gap Inc. will announce its fourth quarter earnings and year-end results via press release on Feb. 26, 2004, at 1:30 pm Pacific Time. In addition, the company will host a summary of Gap Inc.’s fourth quarter and year-end results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

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Investor Relations:	Media Relations:
Evan Price	Debbie Eliades
415-427-2161	415-427-4585

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.